CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

SECOND AMENDMENT TO FINANCIAL SUPPORT AGREEMENT

FOR

INVESCO VARIABLE INSURANCE FUNDS

This Amendment to the Financial Support Agreement is made as of the l’t day of May, 2012 by and among, Jefferson National Life Insurance Company, a Texas life insurance company (“Insurer”), Jefferson National Securities Corporation (“Insurance BD”) and Invesco Distributors, Inc. (formerly A 1 M Distributors, Inc.), a Delaware corporation (“lnvesco Distributors” and together with Insurer, the “Parties”) (this “Amendment”) and amends the Financial Support Agreement for AIM Variable Insurance Funds (lnvesco Variable Insurance Funds) dated as of April 30, 2004 by and among Jefferson National Life Insurance Company, a Texas life insurance company (“Insurer”), lnvesco Advisors, Inc. (formerly, AIM Advisors, Inc.) a Delaware corporation and Invesco Distributors, as amended on November 1, 2007 (the “Agreement”).

RECITALS

WHEREAS, the Parties agree that all payments due to Insurer under the Agreement shall be paid by lnvesco Distributors; and

WHEREAS, the Parties therefore agree that lnvesco Advisers, Inc. shall no longer be a party to the Agreement, effective as of even date herewith; and

WHEREAS, the parties agree that Insurer shall assign its rights and obligations under the terms of the Agreement to Insurance BD and Insurance BD agrees hereunder to accept all rights and obligations under the terms of the Agreement;

WHEREAS, Insurer and Parties desire to amend the Agreement in accordance with the provisions of section 5 thereof.

NOW THEREFORE, in consideration of the above premises, the Parties hereby agree as follows:

(a)	Invesco Advisers, Inc. is hereby removed as a party from the Agreement and has no further rights or obligations under its terms.

(b)	Insurer is hereby removed as a party from the Agreement and Insurance BD shall assume all of its rights and obligations under the Agreement.

(c)	Section 2(a) is hereby deleted in its entirety and replaced with the following:

lnvesco Distributors shall pay to Insurance BD a quarterly fee (“Quarterly Payment”) equal to a percentage of the average daily net assets of the Series I and Series 11 shares of the Portfolios attributable to Policies issued by Insurance BD, at an annual rate of [***], with the exception of the Invesco V.I. Money Market Fund Series I and the Invesco Money Market Fund Series II.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first written above

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Craig Hawley
Name:	Craig Hawley
Title:	General Counsel

JEFFERSON NATIONAL SECURITIES CORPORATION

By:	/s/ Craig Hawley
Name:	Craig Hawley
Title:	President

INVESCO DISTRIBUTORS, INC.

By:	/s/ John Cooper
Name:	John Cooper
Title:	President